UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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First Community Corporation

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5455 Sunset Boulevard
Lexington, South Carolina 29072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 8, 2016

Dear Fellow Shareholder:

We cordially invite you to attend the 2016 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank. At the meeting, we will report on our performance in 2015 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 18, 2016 at 11:00 a.m. local time, at Saluda Shoals Park, Environmental Center, 5605 Bush River Road, Columbia, South Carolina, 29212 for the following purposes:

1.	To elect as directors the five nominees named in the accompanying proxy statement;
2.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote) (“Say-on-Pay”);
3.	To ratify the appointment of our independent registered public accountants; and
4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning shares of our common stock at the close of business on March 23, 2016 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. However, if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

By order of the Board of Directors,

Mitchell M. Willoughby Chairman of the Board	Michael C. Crapps President and Chief Executive Officer

5455 Sunset Boulevard, Lexington, South Carolina 29072
Telephone: (803) 951-2265 / Fax: (803) 358-6900

FIRST COMMUNITY CORPORATION

5455 Sunset Boulevard
Lexington, South Carolina 29072

Proxy Statement for Annual Meeting of Shareholders to be Held on
May 18, 2016

Our board of directors is soliciting proxies for the 2016 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 8, 2016.

Voting Information

The board set March 23, 2016 as the record date for the meeting. Shareholders owning shares of our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 6,693,042 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank, or other nominee has enclosed or provided a voting instruction card for you to use to direct your broker, bank, or other nominee how to vote these shares.

If a share is represented for any purpose at the annual meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purpose of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including broker non-votes (which are described below), will be included in determining the number of votes present or represented at the annual meeting.

When you sign the proxy card, you appoint David K. Proctor and Joseph G. Sawyer as your representatives at the meeting. Messrs. Proctor and Sawyer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors,” for the approval of the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote) and for the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2016. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Proctor and Sawyer will vote your proxy on such matters in accordance with their judgment.

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Assuming that a quorum is present:

•	With respect to Proposal No. 1, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. We will not count abstentions, broker non-votes or the failure to return a signed proxy as either for or against a director, so abstentions, broker non-votes and the failure to return a signed proxy have no impact on the election of a director.

•	With respect to Proposal No. 2, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. This vote is advisory and will not be binding upon our board of directors. However, the human resources/compensation committee and the board of directors will take into account the outcome of the vote when considering future executive compensation arrangements. If a shareholder submits a proxy but does not specify how he or she would like it to be voted, then the proxy will be voted “FOR” the approval of the compensation of the company’s named executive officers. We will not count abstentions, broker non-votes or the failure to return a signed proxy as either for or against this proposal, so abstentions, broker non-votes and the failure to return a signed proxy will not affect the approval of the non-binding resolution to approve the compensation of the company’s named executive officers.

•	With respect to Proposal No. 3, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. If a shareholder submits a proxy but does not specify how he or she would like it to be voted, then the proxy will be voted “FOR” the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2016. We will not count abstentions, broker non- votes or the failure to return a signed proxy as either for or against this proposal, so abstentions, broker non-votes and the failure to return a signed proxy have no impact on the ratification of the appointment of our independent registered public accountants.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. If you are the record holder of the shares, you may do this by (a) signing and delivering another proxy with a later date, (b) by voting in person at the meeting, or (c) by voting again over the Internet or by telephone prior to 3:00 a.m., Eastern Daylight Time, on May 18, 2016.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proposals that brokers do not vote on are referred to as “broker non-votes.” A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

If you hold your shares in street name through a broker, bank, or other nominee, it is critical that you instruct your broker how to vote at the meeting if you want your shares voted in the election of our director nominees or the approval of the Say-on-Pay proposal. Regulations prohibit your broker, bank, or other nominee from voting uninstructed shares on a discretionary basis on proposals one or two at the annual meeting. Thus, if you hold your shares in street name and you do not instruct your broker how to vote at the meeting, no votes will be cast on your behalf for proposals one or two. Further, if you abstain from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

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Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report on Form 10-K or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Alternatively, if you are sharing an address with other shareholders and are receiving multiple copies of our annual report on Form 10-K or this proxy statement, you may request a single copy be sent to your shared address, if you prefer. Please contact us at (803) 951-0500 for any such request. Our directors, officers, and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Important Notice of Internet Availability. This proxy statement and the accompanying 2015 Annual Report on Form 10-K and 2015 Annual Report Overview are available to the public for viewing on the Internet at www.proxyvote.com. Directions to the meeting are available on our website at: www.firstcommunitysc.com.

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Proposal No. 1: Election of Directors

The board of directors currently has 15 members divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class I directors will expire at the 2016 annual meeting of shareholders. The terms of the Class II directors will expire at the 2017 annual meeting of shareholders, and the terms of the Class III directors will expire at the 2018 annual meeting of shareholders.

Our current directors and their classes are:

Class I	Class II	Class III
Richard K. Bogan, M.D. *	Thomas C. Brown	C. Jimmy Chao
Michael C. Crapps *	O.A. Ethridge, D.M.D.	J. Thomas Johnson
Anita B. Easter *	W. James Kitchens, Jr.	E. Leland Reynolds
George H. Fann, Jr., D.M.D. *	Paul S. Simon	Alexander Snipe, Jr .
J. Randolph Potter *	Roderick M. Todd, Jr.
Mitchell M. Willoughby

* Standing for election by the shareholders at the meeting.

Dr. Bogan, Mr. Crapps, Ms. Easter, Dr. Fann and Mr. Potter, current directors whose terms expire at the meeting, have been nominated by the board of directors to be elected at the meeting to serve a three-year term expiring at the 2019 annual meeting of shareholders.

The board of directors recommends that you elect Dr. Bogan, Mr. Crapps, Ms. Easter Dr. Fann and Mr. Potter as Class I directors. If a quorum is present, the directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected directors. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy to elect Dr. Bogan, Mr. Crapps, Ms. Easter, Dr. Fann and Mr. Potter. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Proctor and Sawyer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Information Regarding Nominees for Directors

All of our directors bring to the board of directors leadership experience, derived from their business, professional, and board experiences. Nine of the 15 directors have served as directors of the company since its inception in 1994. Five others were directors on the board of three companies that we acquired, one in 2004, one in 2006 and three in the Savannah River Financial Corporation acquisition which was consummated in February 2014. Another has served as a director on our board since 2005. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the information provided below.

Set forth below is certain information about the Class I nominees, each of whom is also a director of the bank:

Richard K. Bogan, 70, Class I director, has served as a director of the company since its formation in 1994. Dr. Bogan has practiced medicine in Columbia, South Carolina since he started Pulmonary Associates of Carolina in 1978. He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970. Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations. He currently serves on the board of directors of the National Sleep Foundation and Watermark Holdings, Inc. He is the chief medical officer and former chairman of SleepMed, Inc. Dr. Bogan has served in this position since 1999.

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Dr. Bogan’s experience and background as chairman, founder, and executive of several medical related companies allows him to bring significant management and leadership skills to our board. He has strong community ties to the Midlands of South Carolina.

Michael C. Crapps, 57, Class I director, has served as our president and chief executive officer and as a director of the company since its formation in 1994. Mr. Crapps is a lifelong Lexington County resident. . He received a B.S. degree in Economics in 1980 from Clemson University, an MBA degree from the University of South Carolina in 1984, and is a graduate of the LSU Graduate School of Banking of the South. He began his banking career with South Carolina National Bank in 1980 and, from 1985 to 1994; he was with Republic National Bank in Columbia, South Carolina, where he became president, chief executive officer, and a director of that bank. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. Mr. Crapps serves the banking industry as a member of the Federal Reserve Bank of Richmond’s Charlotte Branch Board of Directors. He is also involved with the South Carolina Bankers Association (SCBA), having served as its chairman and on its Board of Directors. The SCBA selected Mr. Crapps as the 1997 Young Banker of the Year. He currently serves his local community as follows:

•	Clemson University Foundation Board of Directors
•	Greater Columbia Chamber of Commerce – Executive Committee
•	Midlands Business Leadership Group

Additionally, he is a past member of the Federal Reserve Bank of Richmond’s Community Depository Institutions Advisory Council and past chairman of Navigating from Good to Great (Ng2G) Foundation Board of Directors, the Greater Lexington Chamber of Commerce, the Saluda Shoals Park Foundation and the South Atlantic Division of the American Cancer Society (ACS).

Mr. Crapps’ experience in banking and vision for our company give him the leadership and consensus building skills that provide significant insight and expertise to the board.

As a lifelong resident of Lexington, South Carolina, he has significant ties to the Midlands of South Carolina. He has been very active in local community and civic organizations.

Anita B. Easter, 71, Class I director, has served as a director of the company since its formation in 1994. Ms. Easter is retired. She is a former owner and director of Anchor Continental, Inc., a manufacturer of pressure-sensitive tapes. As a Registered Nurse, she returned to school, received a B.S. in Nursing from the University of South Carolina, and was inducted into Sigma Theta Tau, the international honor society for nurses. She is past chairman of the Greater Columbia Community Relations Council and is a member of the Columbia Luncheon Club, The League of Women Voters, and The USC College of Nursing Partnership Board.

Ms. Easter’s experience, as a former owner and director of a large manufacturing company, provides the board with significant business insight and analytical skills. She has been active in civic and community organizations within the Midlands of South Carolina and is knowledgeable about the markets we serve.

George H. Fann, Jr., D.M.D., 71, Class I director, has served as a director of the company since its formation in 1994. Dr. Fann has practiced dentistry in West Columbia, South Carolina for 44 years. He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University of Louisville School of Dentistry in 1969. Dr. Fann is past chairman of the board of directors of Lexington Medical Center in West Columbia, South Carolina. Dr. Fann is a recipient of the Order of the Palmetto, awarded by the Governor of South Carolina.

Dr. Fann’s experience as a medical professional, operating his business in the Midlands for more than 40 years, brings to the board insights relative to challenges and opportunities facing small businesses and healthcare professionals within our market areas. He has served as a board member and chairman of the board of a large medical center. As a lifelong resident of the Midlands of South Carolina, he has significant knowledge of the business environment and the markets we serve.

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J. Randolph Potter, 69, Class I director, is the former CEO of Savannah River Financial Corporation and its subsidiary, Savannah River Banking Company, which he cofounded in 2007. Mr. Potter has over 45 years of business experience in the areas of Aiken and Greenville, South Carolina, and Augusta, Georgia, serving in various capacities in the fields of banking, finance and accounting and as a small businessman. He earned a B. S. degree in Accounting from the University of South Carolina and is a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Potter began his career in 1969, as a CPA with the accounting firm KPMG in Greenville, South Carolina. In 1975, he joined Southern Bank and Trust Company, also in Greenville, South Carolina, where he later became executive vice president and a member of the office of the chairman where he had overall management responsibility for Southern Bank and Trust Company’s statewide banking activities. In June 1986, Mr. Potter joined IH Services, Inc. a firm specializing in industrial maintenance, as vice president of finance and marketing. He resigned that position in March 1989, to pursue the organization of Summit National Bank in Greenville, South Carolina. He was President and CEO of that bank until it was sold in 2005.

Mr. Potter’s prior experience and background in banking, both as a director and chief executive officer, allows him to bring significant expertise and knowledge of banking to our board. He has a strong understanding of the regulatory and market challenges facing the community banking industry.

Information Regarding Continuing Directors

Set forth below is information about each of the company’s other directors. Each of the following directors is also a director of our bank.

Thomas C. Brown, 58, Class II director, has served as a director of the company since its formation in 1994. Mr. Brown is currently the Rector at St. Pauls Church in Greenville, South Carolina. He is also presently serving on the Clemson Board of Visitors for a three-year term. From 2008 to 2011, he served as the Assistant Rector at All Saints Church, Pawleys Island, South Carolina. Previously, Mr. Brown was the president and owner of T.C.B. Enterprises of South Carolina, Inc., a restaurant business based in Myrtle Beach. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering.

Mr. Brown has operated and owned a small business for many years. He has extensive knowledge of the small business environment and the related challenges. He brings to the board a unique insight and useful perspective related to the small business environment, which is a primary target market segment for our company.

O.A. Ethridge, D.M.D., 73, Class II director, has served as a director of the company since its formation in 1994. Dr. Ethridge currently resides in Lexington, South Carolina and practiced children’s dentistry in West Columbia, South Carolina for more than 20 years. After graduating with a B.A. degree in Science from Erskine College in Due West, South Carolina in 1965, Dr. Ethridge received a D.M.D. in 1971 from the University Of Louisville School Of Dentistry in Louisville, Kentucky. He became a pedodontist in 1974 after receiving a pedodontist specialty from Children’s Medical Center in Dayton, Ohio.

Dr. Ethridge’s experience as a medical professional, operating his business in the Midlands of South Carolina, brings to the board insights relative to challenges and opportunities facing small businesses and medical professionals within our market areas. As a lifelong resident of the Midlands of South Carolina, he has extensive knowledge of the business environment and the markets we serve.

W. James Kitchens, Jr., 54, Class II director, has served as a director of the company since its formation in 1994. Mr. Kitchens is president of The Kitchens Firm, Inc., in Columbia, South Carolina. He currently holds the Chartered Financial Analyst designation and practiced as a Certified Public Accountant from 1988 to 2013. Mr. Kitchens earned a B.S. degree in mathematics from The University of the South and an M.B.A. degree from Duke University.

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Mr. Kitchens brings to the board knowledge and understanding of tax and financial accounting issues. He has lived most of his life in the Midlands of South Carolina, and has a strong knowledge of the business environment in the markets we serve.

Paul S. Simon, 84, Class II director, is the President of Augusta Riverfront LLC, a real estate investment company headquartered in Augusta, Georgia. Mr. Simon is a graduate of Augusta State University and the University of Georgia, where he received a bachelor’s degree in business. He is a Certified Public Accountant. Mr. Simon retired as the President of Morris Communications Corporation in 1996. He previously worked with George C. Baird & Company, a certified public accounting firm, as Vice President with The John P. King Manufacturing Company as President and with Southeastern Newspapers Corporation. Mr. Simon is a member of the Board of Trustees of the Morris Museum of Art. He is Chairman Emeritus of FORE Augusta Foundation, past Chairman of the National Science Center, and past member of the Board of Directors of the Georgia Golf Hall of Fame. He is Chairman Emeritus of the Junior Invitational Sage Valley Golf Club. He has served as chair of numerous major fund-raising campaigns in Augusta. He has served on state and national boards and committees of publishing and CPA associations. He was awarded the Distinguished Service Award and inducted into the Beta Gamma Sigma Business Honor Society at Augusta State University, where he was a faculty member for nine years. Junior Achievement inducted him into its CSRA Business Hall of Fame and he was awarded the Lester S. Moody Award of Excellence from The Augusta Metro Chamber of Commerce. Mr. Simon received the Paul Harris Fellow award from the Rotary club and is a member of the Kiwanis Club of Augusta.

Mr. Simon’s experience and background as an executive of various businesses allows him to bring significant management and leadership skills to our board. He has strong community ties to the Augusta, Georgia and surrounding markets.

Roderick M. Todd, Jr., 52, Class II director, has served as a director of the company since our merger with DeKalb Bankshares, Inc. in June 2006. He served as a director of DeKalb Bankshares, Inc. and the Bank of Camden from its inception in 2001 until June 2006. In July 2000, Mr. Todd founded the law firm Roderick M. Todd, Jr. Attorney and Counselor at Law. Formerly, he was a partner in Cooper and Todd, LLP, Attorneys, from 1994 to 2000. Mr. Todd is a graduate of the University of South Carolina and the University of South Carolina School of Law.

Mr. Todd has extensive experience in running and operating his own legal practice in Camden, South Carolina. As a prior director of a start-up community bank, he brings additional insights to our board relative to community bank operations. He has strong ties to the Camden market, which is a market we expanded into in 2006 through acquisition.

Mitchell M. Willoughby, 68, Class II director, has served as a director of the company since its formation in 1994. On March 17, 2009, Mr. Willoughby was elected to serve as chairman of the board beginning on May 19, 2009. Mr. Willoughby has lived in Columbia, South Carolina since 1970, has practiced law in the community since 1975, and is a founding member of the law firm Willoughby & Hoefer, P.A. Mr. Willoughby has previously served as general counsel of the Greater Columbia Chamber of Commerce as well as a member of its Board of Directors. Mr. Willoughby served three years with the United States Army and over 33 years with the South Carolina Army National Guard, retiring in 2005 in the rank of Brigadier General. He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975, and is a 1996 graduate of the United States Army War College. He currently serves as a member of the South Carolina Bar’s House of Delegates, representing the Fifth Judicial Circuit, and serves on the Board of Advisors for The Greater Columbia Community Relations Council.

Mr. Willoughby’s experience as a founding partner in the legal firm of Willoughby & Hoefer, P.A. and over 36 years’ experience in the United States Army and the S.C. Army National Guard allows him to bring significant organizational and administrative skills to the board of directors. His legal experience and insights provides the board with important perspective on corporate governance related matters and corporate strategy.

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C. Jimmy Chao, 60, Class III director, has served as a director of the company since its formation in 1994. Mr. Chao lives in Lexington, South Carolina and, since 1987, he has been president of the engineering firm, Chao and Associates, Inc., located in Columbia, South Carolina. Mr. Chao is a member of the American Society of Engineers, the National Society of Professional Engineers and the Society of American Military Engineers. He received a M.S. degree in Structural Engineering at the University of South Carolina and completed all of the course requirements for his PhD. He holds a Professional Engineer license in South Carolina, North Carolina, Georgia, Alabama, Florida and many other states. He is the current Chair of the Educational Foundation of Lexington School District One and a committee member of the University of South Carolina’s Design Review Committee. He serves as an adjunct professor at the University of South Carolina Department of Civil & Environmental Engineering.

Mr. Chao has a strong knowledge of the issues facing small business professionals, which are a target market segment for our company. He has extensive knowledge of the business environment and the markets we serve.

J. Thomas Johnson, 69, Class III director, has served as vice chairman of the board since our merger with DutchFork BancShares in October 2004. From October 2004 until October 2007, he served as executive vice president of the company and the bank. From 1984 until October 2004, Mr. Johnson served as chairman and chief executive officer of DutchFork BancShares and Newberry Federal Savings Bank. From 2009 to present, Mr. Johnson has served as President and Chief Executive Officer of Citizens Building and Loan, SSB, in Greer, South Carolina. Mr. Johnson has been in banking since 1968. He has served as chairman of the Community Financial Institutions of South Carolina and formerly served on the board of directors of the South Carolina Bankers Association. He served for 12 years as a member of the board of directors of the Federal Home Loan Bank of Atlanta, representing South Carolina member banks. He is Chairman of Palmetto State Growth Fund, which is established to aid economic development in South Carolina. He received a B.S. in Marketing in 1968 from the University of South Carolina. He formerly served on the boards of the Newberry Opera House Foundation, the Central Carolina Alliance, the Central Carolina Community Foundation, and S.C. Independent Colleges and Universities.

Mr. Johnson has extensive experience as a director, chairman, and CEO of a community bank for 20 years, prior to its acquisition by our company. This experience in community banking, along with serving as a Federal Home Loan Bank of Atlanta director, brings substantial insight to our board as it relates to challenges and issues facing the community banking industry.

E. Leland Reynolds, 61, Class III director, is the Co-Owner and Vice President, since 1986, of H. G. Reynolds Co, Inc., a regional general contractor specializing in governmental and educational construction. Mr. Reynolds is a graduate of Clemson University where he received his degree in Building Science. His civic and professional associations include, Clemson University, Aiken Edgefield Economic Development Partnership, and USC Aiken.

Mr. Reynold’s experience and background as a co-owner and executive of a regional business allows him to bring significant management and leadership skills to our board. He has strong community ties to the Aiken, South Carolina and surrounding markets.

Alexander Snipe, Jr., 64, has served as a Class III director of our company since May 2005. Mr. Snipe has been the president and chief executive officer of Glory Communications, Inc. since September 1992. Glory Communications, Inc., headquartered in Columbia, operates radio stations in Columbia, Orangeburg, Sumter, Florence, and Moncks Corner, South Carolina. Prior to forming Glory Communications, Inc., Mr. Snipe was general sales manager at one of Columbia’s top radio stations for 10 years. He has over 30 years of broadcasting experience, serves on the South Carolina Broadcasters Association board of directors, and was a past President of the Association. Mr. Snipe is a former board member of the Columbia Urban League, the William L. Bonner Bible College, The Gospel Heritage Foundation, and the National Association of Broadcasters Radio Board.

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Mr. Snipe has significant experience operating a small business since 1992. He is an active community leader and serves several other associations and foundations. He has strong ties to the Midlands of South Carolina and has extensive knowledge of the business environment and the markets we serve.

Information Regarding Remaining Executive Officers

Set forth below is information about our executive officers, other than Mr. Crapps who is also a director and is discussed above.

David K. Proctor, 59, Mr. Proctor has been executive vice president and chief risk officer of the company since February 19, 2013. Prior to this, he was senior vice president and senior credit officer of the company since First Community Bank opened for business in 1995. From May 1994 to June 1995, he was the vice president of credit for Republic Leasing Company. From 1987 to 1994, he held various positions with Republic National Bank in Columbia and was an executive vice president and senior credit officer. Mr. Proctor is a 1979 graduate of Clemson University with a B.S. in business administration.

Joseph G. Sawyer, 65, has been executive vice president and chief financial officer of the company since February 19, 2013. Prior to this, he was senior vice president and chief financial officer of the company since First Community Bank opened for business in 1995. Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina. He is a certified public accountant and a 1973 graduate of The Citadel with a B.A. in political science.

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Proposal No. 2: Non-Binding, Advisory Vote on Compensation of the Named Executive Officers

The rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enable our shareholders to vote to approve, on a non-binding basis, the compensation of the company’s named executive officers. Accordingly, we are asking you to approve the compensation of the company’s named executive officers as described under “Compensation of Directors and Executive Officers” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

The company seeks to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon the company, the board of directors or the human resources/compensation committee. However, the company, the board and the human resources/compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”).

The board of directors believes our compensation policies and procedures achieve this objective and, therefore, recommend shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related narrative discussion in the Proxy Statement, is hereby APPROVED.”

If a quorum is present, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

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Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

On March 16, 2016, the audit/compliance committee of the board of directors appointed Elliott Davis Decosimo, LLC as our independent registered public accounting firm for the year ending December 31, 2016. Although we are not required to seek shareholder ratification in the selection of our accountants, we believe obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Elliott Davis Decosimo, the audit/compliance committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit/compliance committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit/compliance committee believes that such a change would be in the best interest of our shareholders and the company. We expect that a representative of Elliott Davis Decosimo will attend the meeting and will be available to respond to appropriate questions from shareholders.

If a quorum is present, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

The board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis Decosimo, LLC as our independent registered public accounting firm for the year ending December 31, 2016.

CORPORATE GOVERNANCE

The board of directors met 12 times during 2015. In 2015, each director attended at least 75% of the combined total of meetings of the board and meetings of each committee on which such director served.

Neither the board nor the nomination and corporate governance committee has implemented a formal policy regarding director attendance at an annual meeting of shareholders, although board members are encouraged to attend the annual shareholders meeting. Ten directors attended the 2015 Annual Meeting of Shareholders.

The board has determined that a majority of its members are independent as defined by the listing standards of The NASDAQ Stock Market. Specifically, our board of directors has determined that the following directors are independent: Richard K. Bogan, M.D., Thomas C. Brown, C. Jimmy Chao, Anita B. Easter, O. A. Ethridge, D.M.D., George H. Fann, Jr., D.M.D., W James Kitchens, Jr., E. Leland Reynolds, Paul S. Simon, Alexander Snipe, Jr., Roderick M. Todd, Jr. and Mitchell M. Willoughby.

The board of directors has established a Code of Business Conduct and Ethics that applies to all directors, officers and employees, which may be found on our website at www.firstcommunitysc.com. The information on our website is not part of this proxy statement. The company intends to post on its website all disclosures that are required by law or The NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics. Shareholders may request a copy of the Code of Business Conduct and Ethics by written request directed to First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd, Lexington, South Carolina 29072.

Shareholders may communicate directly to the board of directors in writing by sending a letter to the board at: First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd., Lexington, South Carolina 29072. All letters directed to the board of directors will be received and processed by the corporate secretary and will be forwarded to the chairman of the nomination and corporate governance committee without any editing or screening.

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Board Leadership Structure and Role in Risk Oversight

We are focused on the company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors’ audit/compliance, human resources/compensation, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. Our current chairman, Mitchell M. Willoughby, has been one of our directors since 1994 and is a long-time resident of our primary market area. We believe it is the Chief Executive Officer’s responsibility to manage the company and the chairman’s responsibility to guide the board as it provides leadership to our executive management. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and Chief Executive Officer. Traditionally, the company has maintained the separateness of the roles of the chairman and the Chief Executive Officer. In making its decision to have an independent chairman, the board of directors considered the time and attention that Mr. Crapps is required to devote to managing the day-to-day operations of the company. By having another director serve as chairman of the board of directors, Mr. Crapps will be able to focus more of his attention on running the company. This will also ensure there is no duplication of effort between the Chief Executive Officer and the chairman. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management.

Our audit/compliance committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full board of directors. The audit/compliance committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit/compliance committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the company. Our director of internal audit reports to the audit/compliance committee and meets with the audit/compliance committee in executive sessions as needed to discuss any potential risk or control issues involving management. The audit/compliance committee reports regularly to the full board of directors, which also considers the company’s entire risk profile. The full board of directors focuses on certain significant risks facing the company and on certain aspects of the company’s general risk management strategy. Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Committees of the Board

Our board of directors has three standing committees: the audit/compliance committee, the human resources/compensation committee, and the nomination and corporate governance committee. Each committee serves in a dual capacity as a committee of the company and of the bank.

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Audit/Compliance Committee

The following directors are members of the audit/compliance committee: W. James Kitchens, Jr. (Chairman), Anita B. Easter, O. A. Ethridge, D.M.D., Richard K. Bogan, and Mitchell M. Willoughby. The board of directors has determined that all of these committee members are independent, as contemplated in the listing standards of The NASDAQ Stock Market. Our board has determined that Mr. Kitchens qualifies as an audit committee financial expert under SEC rules. The audit/compliance committee met four times in 2015.

The audit/compliance committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee approves the independent auditors, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The board of directors has adopted an audit/compliance committee charter, which may be found by clicking on the link for “Investor Information” on our website at www.firstcommunitysc.com. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit/compliance committee reports its findings to the board of directors.

Human Resources/Compensation Committee

The following directors are members of the human resources/compensation committee: Thomas C. Brown (Chairman), Richard K. Bogan, C. Jimmy Chao, E. Leland Reynolds, Roderick M. Todd, Jr. and George H. Fann, Jr.

The human resources/compensation committee is comprised entirely of independent directors as prescribed by the NASDAQ Stock Market listing standards. The board of directors has adopted a human resources/compensation committee charter, which may be found by clicking on the link for “Investor Information” on our website at www.firstcommunitysc.com. The human resources/compensation committee met four times during 2015. This committee is responsible for reviewing and recommending to the board of directors the compensation of directors and the President/Chief Executive Officer. The human resources/compensation committee annually reviews the other executive officers’ performance and approves their compensation packages, including base salary level, incentive compensation plan, equity plans, and any special or supplemental benefits. The President/Chief Executive Officer annually evaluates the performance of each of the other executive officers and recommends compensation packages for them to the human resources/compensation committee. The compensation packages for the remaining non-executive employees is determined by individual supervisors in conjunction with the bank’s Chief Human Resources Officer and these compensation decisions are made based on criteria included in the bank’s overall budget which is approved annually by the company’s board of directors.

The human resources/compensation committee has authority with respect to:

1.	Annually reviewing the form and amount of director compensation and recommend compensation packages to the board.

2.	Annually reviewing employee compensation strategies; benefit plans including insurance and retirement plans, and equity programs.

3.	Approving officer title designations/promotions.

4.	Appointing trustees to oversee the company’s 401K plan.

5.	Annually evaluating the President/Chief Executive Officer’s performance as it compares to the company’s goals and objectives, to provide feedback to him on his performance, and recommending to the board his compensation package, including base salary level, incentive compensation plan, equity plans, and any special or supplemental benefits (during such voting and deliberations the President/Chief Executive Officer is not present).

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6.	Annually reviewing the other executive officers’ performance and approving their compensation package, including base salary level, incentive compensation plan, equity plans, and any special or supplemental benefits.

7.	Reviewing and making recommendations to the board concerning employment agreements, severance agreements, change in control agreements, as well as any supplemental benefits.

8.	Overseeing all incentive plans and considering methods of creating incentives for management to achieve sustained growth in earnings and shareholder value and to retain key management personnel. This may include annual cash incentive plans, long-term incentive plans, equity plans, as well as any special supplemental benefits. The committee shall make recommendations to the Board concerning the design structure of such plans.

9.	Serving as the stock committee or stock sub-committee and, as such, approving awards under the company’s stock option plan and other equity plans.

10.	Approving the annual report on executive compensation and director’s fees for inclusion in the company’s proxy statement.

11.	Approving the annual committee report for inclusion in the company’s proxy statement.

12.	Reporting annually to the board on succession planning for the Chief Executive Officer (the board considers and evaluates potential successors to the Chief Executive Officer).

13.	Reporting its activities and recommendations to the board of directors at any regular or special meeting of the board.

14.	Annually reviewing its charter and presenting it to the board for approval.

Compensation Consultant

During 2013, the human resources/compensation committee engaged the services of McLagan, an Aon Hewitt company, to provide independent compensation consulting services for both directors and executive management of the company. McLagan reports directly to the human resources/compensation committee. The human resources/compensation committee has the sole authority to hire its consultants and set the engagements and the related fees of those consultants.

The following consulting services were provided to the human resources/compensation committee in 2013 by McLagan:

•	Assisted the human resources/compensation committee in reviewing the company’s compensation philosophy.
•	Revised the company’s compensation peer group of publicly-traded financial institutions.
•	Reviewed the competitiveness of the compensation elements of the company’s top executives, including base salary, annual incentive or bonus, long-term incentives (stock options and restricted stock), all other compensation, and changes in retirement benefits as compared to that of the customized peer group.
•	Reviewed the competitiveness of the company’s director compensation elements as compared to that of the customized peer group.
•	Performed an analysis on director stock ownership guidelines as compared to that of the customized peer group.
•	Recommended and made observations regarding the potential alignment of the company’s executive compensation practices with the company’s overall business strategy and culture relative to the market as defined by the peer group. This included a review of the current performance-based programs with respect to the annual cash incentives and annual equity grants and making recommendations for the 2013 and 2014 fiscal year plans.

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•	Provided education to the human resources/compensation committee of the board of directors regarding industry compensation trends.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The human resources/compensation committee considered the independence of McLagan in light of new SEC rules and NASDAQ listing standards. The compensation committee requested and received a report from McLagan addressing the independence of McLagan and its senior advisors. The following factors were considered: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the compensation committee; (5) any company stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and the senior advisors. The human resources/compensation committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Nomination and Corporate Governance Committee.

The following directors are members of the nomination and corporate governance committee: Roderick M. Todd, Jr (Chairman), C. Jimmy Chao, Alexander Snipe, Jr., Paul S. Simon and Anita B. Easter.

The nomination and corporate governance committee is comprised entirely of independent directors as prescribed by The NASDAQ Stock Market listing standards. This committee met two times during 2015.

The board of directors has adopted a nomination and corporate governance committee charter, which may be found on our website by clicking on the link for “Investor Information” at www.firstcommunitysc.com. The charter provides that the responsibilities of the committee include: (a) reviewing the qualifications and independence of the members of the board and its various committee assignments; (b) evaluating incumbent directors in determining consideration for reelection; (c) recommending board nominees for election as officers; (d) providing guidance on board and corporate governance issues; and (e) considering director candidates recommended by shareholders who submit nominations in accordance with our bylaws.

Shareholders who submit candidates for nomination must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nomination and corporate governance committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nomination and governance committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nomination and governance committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the company and the interests of its shareholders.

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In evaluating such director recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards, and broad experience at the policy-making level in business, government, education, technology or public interest. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

The committee uses a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above, and it seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit/Compliance Committee

Management is responsible for the company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issuing a report thereon. The audit/compliance committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has met and held discussions with management and Elliott Davis Decosimo, LLC, the company’s independent auditors in 2014 and 2015, in discharging its oversight responsibility as to the audit process, the audit/compliance committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit/compliance committee concerning independence and has discussed with the independent auditors their independence from the company and its management. The committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The committee reviewed and discussed with the independent auditors all communications required by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The committee also discussed the results of the internal audit examinations.

The committee reviewed and discussed the audited consolidated financial statements of the company as of and for the year ended December 31, 2015 with management and the independent auditors.

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Based on the above-mentioned review and discussions with management and the independent auditors, the committee recommended to the board that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC. On March 15, 2016, the committee appointed Elliott Davis Decosimo, LLC as the company’s independent auditors for 2016.

The report of the audit committee is included herein at the direction of its members Mr. Kitchens (Chairman), Dr. Bogan, Ms. Easter, Dr. Ethridge and Mr. Willoughby.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Directors and Executive Officers

Executive Compensation

The following table shows the compensation we paid for the years ended December 31, 2015 and 2014 to our chief executive officer and president, our chief financial officer, and the most highly compensated other executive officer who earned over $100,000 for the year ended 2015 (collectively, the “named executive officers”).

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($) (1)	Option Award ($)	Non-Equity Incentive Plan Compensation (2) ($)	Non-qualified Deferred Compensation Earnings(3) ($)	All Other Compensation (4) (5) & (6) ($)	Total ($)
Michael C. Crapps, President and	2015	$369,902	$—	$27,066	$—	$120,031	$90,678	$13,538	$621,215
Chief Executive Officer	2014	$354,486	$—	$140,445	$—	$57,225	$86,265	$13,982	$652,403
David K. Proctor, Executive Vice President	2015	$202,125	$—	$9,888	$—	$43,702	$50,836	$9,929	$316,480
and Chief Risk Officer	2014	$195,142	$—	$63,442	$—	$20,916	$48,362	$10,048	$337,910
Joseph G. Sawyer, Executive Vice President	2015	$230,833	$—	$11,250	$—	$49,945	$46,054	$10,502	$348,584
and Chief Financial Officer	2014	$223,207	$—	$74,642	$—	$23,798	$89,866	$10,346	$421,859

(1) This represents the value of restricted shares issued under the terms of the equity incentive plan. The shares cliff vest at the end of three years. The grant date fair value of the restricted stock grants shown above equals $11.70 and $10.98 in 2015 and 2014, respectively, in accordance with FASB ASC Topic 718. See discussion of assumptions used in the valuation of the stock awards in Note 17, “Stock Options and Restricted Stock” in the “notes to the consolidated Financial Statements” included within the Annual Report on Form 10-K for the year ended December 31, 2015.

(2) The amount represents the total cash payout under the terms of the incentive plan.

(3) Amounts reflect the change in the present value of benefits attributable to named executive officers for the applicable compensation, as calculated under non-qualified retirement benefit plans.

(4) For Mr. Crapps, includes $10,600 and $10,400 of company matching contribution to 401(k) plan for 2015 and 2014, respectively, and $1,155 and $1,045 for country club dues for 2015 and 2014, respectively, and $1,783 and $2,537 for premiums paid on term life insurance policy for 2015 and 2014, respectively.

(5) For Mr. Proctor, includes $8,085 and $7,806 of company matching contribution to 401(k) plan for 2015 and 2014, respectively, as well as $1,155 and $1,045 for country club dues for 2015 and 2014, respectively, and $689 and $1,197 for premiums paid on term life insurance policy for 2015 and 2014, respectively.

(6) For Mr. Sawyer, includes $9,233 and $8,928 of company matching contribution to 401(k) plan for 2015 and 2014, respectively, as well as $448 for health club dues for 2015 (there were no health club dues paid in 2014), and $821 and $1,418 for premiums paid on term life insurance policy for 2015 and 2014, respectively.

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Named Executive Officer Employment Agreements

Michael C. Crapps. On December 8, 2015, the company and the bank entered into an amended and restated employment agreement with Mr. Crapps as president and chief executive officer of the company and bank. The parties entered into the amended and restated employment agreement to amend Mr. Crapps’ existing employment agreement to ensure documentary compliance with Section 409A of the Internal Revenue Code.

Unless terminated earlier according to provisions in the employment agreement, the agreement provides a three-year term of employment and at the end of each day during the term of employment the term of the agreement is automatically extended for an additional day so that the remaining term continues to be three years, except that either party can give the other party written notice of and fix the term to a finite term of three years from the date of the written notice.

The base salary for Mr. Crapps is subject to annual review by the board of directors and may be increased. Under his agreement, Mr. Crapps is eligible to receive bonuses if he meets the goals set forth annually for him by the human resources/compensation committee of the board of directors. Furthermore, Mr. Crapps is eligible for the company’s long-term equity incentive program and for the grant of stock options, restricted stock and other similar awards.

Mr. Crapps is provided with a country club membership as well as a life insurance policy for the benefit of his spouse and heirs. Mr. Crapps is also entitled to participation in retirement, health, welfare and other benefit plans and programs of the company applicable to employees generally or to senior executives.

The employment agreement provides that, if the company terminates Mr. Crapps’ employment without cause, subject to the possibility of a six-month delay, on the 60th day after the date of termination the company will pay Mr. Crapps compensation in an amount equal to twice the amount of his then current monthly base salary and thereafter on the first day of the month for the next 22 months compensation in an amount equal to 100% of his then current monthly base salary, plus any bonus earned or accrued through the date of termination. After a change in control and regardless of whether Mr. Crapps remains employed by the company or its successor, the company will pay Mr. Crapps an amount equal to three times the then current annual base salary as well as any bonus earned through the date of change in control, and the company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. If Mr. Crapps’ employment is terminated without cause within two years following a change in control, Mr. Crapps may continue participation in the company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Mr. Crapps elects COBRA coverage for group health coverage, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and, on the 60th day after the date of termination following a change in control, the company will pay Mr. Crapps compensation in an amount equal to six times the amount of the initial monthly portion of the company’s share of such COBRA premiums; provided, however, that such benefits will be eliminated if and when Mr. Crapps is offered Affordable Care Act compliant group health coverage from a subsequent employer. In addition, if Mr. Crapps’ employment is terminated without cause within two years following a change in control, to the extent that “portable” life insurance coverage if offered under the company’s life insurance programs and after such termination Mr. Crapps continues to pay for “portable” life insurance coverage that was provided by the company immediately prior to such termination, the company will reimburse the life insurance premiums paid by Mr. Crapps with respect to such life insurance coverage with respect to the two-year period ending immediately after such termination.

In the event that the company’s independent accountants acting as its auditors on the date of a change in control determine that the payments provided for in the employment agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then the compensation payable under the employment agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Mr. Crapps without his compensation being treated as “excess parachute payments” under Section 280G.

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The employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as a provision relating to the protection of confidential information.

David K. Proctor and Joseph G. Sawyer. On December 8, 2015, the company and the bank also entered into amended and restated employment agreements with David K. Proctor, as executive vice president and chief risk officer of the company and the bank, and Joseph G. Sawyer, as executive vice president and chief financial officer of the company and the bank. The parties entered into the amended and restated employment agreements to amend their existing employment agreements to ensure documentary compliance with Section 409A of the Internal Revenue Code.

Both employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without extension by notice of either party to the other. The term of each agreement is currently three years. The agreement with Mr. Proctor and the agreement with Mr. Sawyer provides for an annual salary that is reviewed annually and may be increased from time to time. Mr. Proctor and Mr. Sawyer are also eligible to receive annual payments based upon achievement criteria established by the board of directors.

Both agreements provide that, if the company terminates the executive’s employment without cause, subject to the possibility of a six-month delay, on the 60th day after the date of termination the company will pay the executive compensation in an amount equal to twice the amount of his then current monthly base salary and thereafter on the first day of the month for the next 10 months compensation in an amount equal to 100% of his then current monthly base salary, plus any bonus earned or accrued through the date of termination. After a change in control and regardless of whether the executive remains employed by the company or its successor, the company will pay the executive an amount equal to two times the then current annual base salary as well as any bonus earned through the date of change in control, and the company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. If the executive’s employment is terminated without cause within two years following a change in control, the executive may continue participation in the company’s group health plan pursuant to COBRA. If the executive elects COBRA coverage for group health coverage, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and, on the 60th day after the date of termination following a change in control, the company will pay the executive compensation in an amount equal to six times the amount of the initial monthly portion of the company’s share of such COBRA premiums; provided, however, that such benefits will be eliminated if and when the executive is offered Affordable Care Act compliant group health coverage from a subsequent employer. In addition, if the executive’s employment is terminated without cause within two years following a change in control, to the extent that “portable” life insurance coverage if offered under the company’s life insurance programs and after such termination the executive continues to pay for “portable” life insurance coverage that was provided by the company immediately prior to such termination, the company will reimburse the life insurance premiums paid by the executive with respect to such life insurance coverage with respect to the two-year period ending immediately after such termination.

Each employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as a provision relating to the protection of confidential information.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2015, as well as the related exercise prices and expiration dates. Options are granted pursuant to the company’s equity incentive plan.

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Outstanding Equity Awards at December 31, 2015

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
			Equity					Incentive Plan	Awards: Market or
			Incentive Plan Awards:				Market	Awards: Number of Unearned	Payout Value of Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#) (1)	Vested ($)

Michael C. Crapps								40,739	$607,826
David K. Proctor								13,520	$202,124
Joseph G. Sawyer								15,855	$236,557

(1) Equity Incentive Plan awards cliff vest on February 20, 2016, March 11, 2017 and March 12, 2018 (Crapps: 25,635, 12,791 and 2,313, respectively; Proctor: 6,877, 5,798 and 845, respectively; and Sawyer: 8,095, 6,798 and 962, respectively).

Option Exercises and Stock Vested

There were no stock options exercised by any named executive officers during the year ended December 31, 2015.

Certain Retirement and Salary Continuation Benefits

The company has established the First Community Bank, Profit Sharing Plan a qualified 401(k) defined contribution plan, pursuant to which the company makes matching and discretionary contributions on behalf of the each of the executive officers. The company also maintains and pays premiums on behalf of each executive officer under a life insurance plan and provides partial payment of premiums for medical benefits if the executive officer so elects.

We have entered into salary continuation agreements with Michael Crapps, David Proctor, and Joseph Sawyer. The salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the applicable executives, commencing at the specified normal retirement age and payable in monthly installments for a prescribed number of years. Each applicable executive will also receive this benefit if his employment is terminated following a change in control (as defined in the executive’s employment agreement).

If the executive dies after separation of service but before his annual supplemental benefit commences, the executive’s benefit will be paid to his beneficiaries, beginning with the month following the bank’s receipt of a copy of the executive’s death certificate. If the executive dies after his benefit has commenced, the remaining benefits will be paid to the executive’s beneficiaries at the same time and in the same amounts that would have been distributed to the executive had he survived. If the executive dies during active service, 100% of his accrual balance (as defined in the salary continuation agreement) will be paid in a lump sum to his beneficiaries.

If the executive experiences a disability that results in separation of service prior to the normal retirement age, the executive will be entitled to 100% of his accrual balance determined as of the end of the plan year preceding termination.

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If the executive is terminated without cause (as defined in the executive’s employment agreement), the executive is entitled to 100% of his accrual balance determined as of the end of the plan year preceding such termination. This benefit is determined by vesting the executive in 10% of the accrual balance at the end of the first plan year, and an additional 10% of such amount at the end of each succeeding year thereafter until the executive becomes 100% vested in the accrual balance.

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, the bank acquired bank-owned life insurance (“BOLI”). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

The foregoing summary of the material features of the salary continuation agreements for Messrs. Crapps, Proctor and Sawyer is qualified in its entirety by reference to the provisions of the agreements, the form of which is attached as Exhibit 10.1 to a Form 8-K filed by the company with the SEC on August 3, 2006.

See also the discussion under “Named Executive Officer Employment Agreements” in this proxy statement.

Director Compensation

During the year ended December 31, 2015, outside directors received a retainer in the amount of $7,500 and fees of $1,000 for attendance at each board meeting and $400 for attendance at each committee meeting. Committee chairpersons received $8,500 as an annual retainer. The chairman of the board received a $12,500 retainer and $1,350 for each board meeting. Mr. Crapps, as an employee of the company, does not receive any board fees. He is not listed in the table below because his compensation as a named executive officer is described above in this proxy statement. The following is a summary of the compensation paid to directors for 2015.

	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Richard K. Bogan	$20,800	$5,000	—	—	—	—	$25,800
Thomas C. Brown	24,900	5,000	—	—	—	—	29,900
C. Jimmy Chao	26,200	5,000	—	—	—	—	31,200
Anita B. Easter	21,900	5,000	—	—	—	—	26,900
O.A. Ethridge	23,900	5,000	—	—	—	—	28,900
George H. Fann, Jr.	25,800	5,000	—	—	—	—	30,800
J. Thomas Johnson(3)	21,500	5,000	—	—	—	30,000	56,500
W. James Kitchens, Jr.	24,600	5,000	—	—	—	—	29,600
E. Leland Reynolds	23,100	5,000	—	—	—		28,100
J Randolph Potter (4)	15,800	5,000	—	—	—	14,083	34,883
Paul S. Simon	19,900	5,000	—	—	—		24,900
Alexander Snipe, Jr.	23,100	5,000	—	—	—	—	28,100
Roderick M. Todd, Jr.	21,900	5,000	—	—	—	—	26,900
Loretta R. Whitehead(5)	13,700	5,000	—	—	—	—	18,700
Mitchell M. Willoughby	26,200	5,000	—	—	—	—	31,200

(1) Under the First Community Corporation 2006 Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), on or before December 31st of any calendar year, the director may elect to defer all or any part of annual retainer and monthly meeting fees payable in respect of the following calendar year to the director for service on the board of directors or a committee of the board. This column also reflects fees elected to be deferred for the year ended December 31, 2015.

(2) On March 12, 2015, each non-officer director was granted 427 shares of restricted stock as part of the overall board compensation plan. The shares were valued at $11.70 per share. The shares were fully vested on January 1, 2016. The value of restricted stock grants shown above equals the grant date fair value in accordance with FASB ASC Topic 718.

(3) Mr. Johnson was paid $30,000 for the year ended December 31, 2015 under the terms of his supplemental executive retirement agreement, which agreement is further described below.

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(4) Mr. Potter entered into a consulting agreement in connection with the acquisition of Savannah River Financial Corporation. The agreement was for a 12-month period and provided for a monthly payment in the amount of $13,333 and a supplemental payment to cover health insurance in the amount of $750 per month. The consulting agreement ended on January 31, 2015. The amount paid under this agreement for 2015 was $14,083.

(5) Ms. Whitehead retired from the Board on May 20, 2015.

The following table summarizes the fee amounts deferred for each director electing all or partial deferral.

Name	Fees Deferred ($)(1)	Accumulated Share Units(#)(1)	Accumulated Share Units Since Inception(1)
Richard K. Bogan	25,124	2,099	16,408
C. Jimmy Chao	33,274	2,778	24,743
O. A. Ethridge	292	24	1,056
George H. Fann	38	3	137
J. Thomas Johnson	2,114	172	7,656
W. James Kitchens, Jr.	26,229	2,200	4,974
Alexander Snipe, Jr.	28,963	2,417	22,044
Loretta R. Whitehead(2)	248	20	899
Mitchell M. Willoughby	16,040	1,375	13,094
J. Randolph Potter	528	43	1,913

(1)	As noted above, under the Director Deferred Compensation Plan, on or before December 31st of any calendar year, the director may elect to defer all or any part of annual retainer and monthly meeting fees payable in respect of the following calendar year to the director for service on the board of directors or a committee of the board. The “Fees Deferred” column reflects the amount of deferred fees for the year ended December 31, 2015. Units of common stock are credited to the director’s account at the time such compensation would otherwise have been payable absent the election to defer equal to (i) the otherwise payable amount divided by (ii) the fair market value of a share of common stock on the last trading day preceding the credit date. The amounts reflected in the “Accumulated Share Units” column reflect the number of units of common stock accumulated during the year ended December 31, 2015, including dividend allocations, and the amounts reflected in the “Accumulated Share Units Since Inception” column reflect the number of units of common stock accumulated since the director began deferring annual retainer and monthly board and committee fees, including dividend allocations. In general, the director’s vested account balance will be distributed in a lump sum of the common stock on the 30th day following termination of service on the board, including termination of service as a result of death or disability.
(2)	Ms. Whitehead retired from the Board on May 20, 2015.

In connection with his prior employment by the company, the company entered into a supplemental executive retirement agreement with J. Thomas Johnson. If the director dies after his benefit has commenced, the remaining benefits will be paid to the director’s beneficiaries at the same time and in the same amounts that would have been distributed to the director had he survived. Pursuant to the respective supplemental executive retirement agreement, Mr. Johnson is entitled to receive $30,000 annually for seventeen years, beginning in October 2009. Mr. Johnson was paid $30,000 in 2015 under the plan.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the company with respect to beneficial ownership of the company’s common stock as of March 31, 2016 for (i) each director and nominee, (ii) each holder of 5.0% or greater of the company’s common stock, (iii) the company’s named executive officers, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Richard K. Bogan	6,234	—	.09%
Thomas C. Brown	24,259	7,740	.48%
C. Jimmy Chao	37,373		.56%
Michael C. Crapps	78,369	1,290	1.19%
Anita B. Easter	20,608	—	.31%
O.A. Ethridge	24,445	4,730	.44%
George H. Fann, Jr.	76,193	24,080	1.49%
W. James Kitchens, Jr.	7,895	34,400	.63%
J. Thomas Johnson	33,384	—	.50%
J. Randolph Potter	15,684	—	.23%
David K. Proctor	32,062	430	.49%
E. Leland Reynolds	22,042	—	.33%
Joseph G. Sawyer	37,516	—	.56%
Paul S. Simon	27,351	—	.41%
Alexander Snipe, Jr.	5,776	—	.09%
Roderick M. Todd, Jr.	9,344	—	.14%
Mitchell M. Willoughby	41,633	4,300	.69%
Maltese Capital Holdings, LLC, et al(4)	406,200		6.07%
Manulife Asset Management (US) LLC, et al(5)	362,674		5.42%
Wellington Management Group, LLP(7)	580,491		8.67%
Banc Funds Company LLC, et al(6)	410,819		6.14%

All executive officers and directors as a group (17 persons)	500,168	76,970	8.52%

(1) Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2) Includes shares that may be acquired within the next 60 days as of March 31, 2016 by exercising vested stock options but does not include any unvested stock options. On December 16, 2012, the company sold 2,500 units, with each unit consisting of a subordinated note and a warrant to purchase 43 shares of common stock of the company at an exercise price equal to $5.90 per share, to certain accredited investors, including directors and executive officers of the company. Warrants for 97,180 common shares remain outstanding and are exercisable at any time and expire December 16, 2019. Outstanding warrants issued to directors and executive officers have been included in the table.

(3) For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any warrant or options. The calculations are based on 6,693,042 shares of common stock outstanding on March 31, 2016.

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(4) Based on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2016 by Maltese Capital Management, LLC and certain related entities. Maltese Capital Management, LLC beneficially owned 452,682 shares of common stock as of December 31, 2015, with shared voting power over 452,682 shares and shared dispositive power over 452,682 shares. The address of Maltese Capital Management, LLC is 150 East 52nd Street, 30th Floor, New York, New York 10022.

(5) Based on information set forth in a Schedule F filed with the SEC on February 8, 2016 by Manulife Asset Management (US) LLC and certain related entities. Manulife Asset Management (US) LLC beneficially owned 362,674 shares of common stock as of December 31, 2015, with sole voting power over 362,674 shares and sole dispositive power over 362,674 shares. The address of Manulife Asset Management (US) LLC is 197 Clarendon Street, Boston, Massachusetts 02116.

(6) Based on information set forth in a Schedule 13G/A filed with the SEC on February 4, 2016 by Banc Funds Company, LLC and certain related entities. Banc Funds Company, LLC beneficially owned 398,019 shares of common stock as of December 31, 2015, with sole voting power over 410,819 shares and sole dispositive power over 410,819 shares. The address of The Banc Funds Company LLC is 20 North Wacker Drive, Suite 3300, Chicago IL, 60606.

(7) Based on information set forth in a Schedule 13G filed with the SEC on February 16, 2016 by Wellington Management Group, LLP and certain related entities. Wellington Management Group, LLP beneficially owned 580,491 shares of common stock as of December 31, 2015, with shared voting power over 580,491 shares and shared dispositive power over 580,491 shares. The address of Wellington Management Group, LLP is 280 Congress Street, Boston, MA 02210.

Certain Relationships and Related Transactions

The bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of the company and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to the bank and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, our bank subsidiary is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The aggregate dollar amount of loans outstanding to directors and executive officers of the bank was approximately $5.7 million at March 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the company’s executive officers, directors and persons who own more than 10% of any registered class of the company’s equity securities file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the company with copies of all Section 16(a) reports they file. Except for certain reports discussed below, based solely on review of Forms 3, 4 and 5 and any representations made to the company, the company believes that all such reports for these persons were filed in a timely fashion during 2015.

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Under the company’s Director Deferred Compensation Plan, on or before December 31st of any calendar year, directors may elect to defer all or any part of their annual retainer and monthly meeting fees payable in respect of the following calendar year for service on the board of directors or a committee of the board. Units of common stock of the Company are credited to the director’s account at the time such compensation would otherwise have been payable absent the election to defer equal to (i) the otherwise payable amount divided by (ii) the fair market value of a share of common stock on the last trading day preceding the credit date. Directors Richard K. Bogan, C. Jimmy Chao, O. A. Ethridge, George H. Fann, J. Thomas Johnson, W. James Kitchens, Jr., Alexander Snipe, Jr., Mitchell M. Willoughby and J. Randolph Potter accumulated 2,099 units, 2,778 units, 24 units, 3 units, 172 units, 2,200 units, 2,417 units, 1,375 units and 43 units of the company’s common stock, respectively, between January 1, 2015 and December 31, 2015 and accumulated a total of 16,408 units, 24,743 units, 1,056 units, 137 units, 7,656 units, 4,974 units, 22,044 units, 13,094 units and 1,913 units of the company’s common stock, respectively, between the date the director began deferring annual retainer and monthly board and committee fees and December 31, 2015. The directors were not previously aware that, in addition to the previous disclosures made by company in its annual proxy statements, the directors are required to provide transaction reporting under Section 16(a) with respect to the number of units of common stock allocable to the director and, as a result, the directors inadvertently failed to file a Form 5 as required under Section 16(a) after each year in which units of common stock were acquired. Each director subsequently reported on Form 5 his or her aggregate number of units of common stock accumulated since the director began deferring annual retainer and monthly board and committee fees.

Independent Registered Public Accountants

We have selected Elliott Davis Decosimo, LLC, to serve as our independent registered public accounting firm for the year ending December 31, 2016. A representative of Elliott Davis Decosimo, LLC, is expected to be present at the annual meeting and will have the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions.

Audit Fees

	Year Ended December 31, 2015	Year Ended December 31, 2014
Audit Fees(1)	$101,080	$100,480
Audit-Related Fees(2)	24,850	28,255
Tax Fees	21,665	13,865
Other	—	—
Total	$147,595	$142,600

(1) Audit Fees consisted primarily of the audit of the company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the company’s quarterly reports on Form 10-Q.

(2) Audit Related Fees for 2015 and 2014 consisted primarily of procedures related to offering documents, the audit of the company’s 401(k) plan, HUD compliance audit, and miscellaneous accounting and research discussions.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit/compliance committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The committee reviews any proposed services to insure that securities laws do not prohibit them and approves the scope of all services prior to being performed. All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit/compliance committee, and individuals who were not employees of the independent auditor performed none of the services.

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Shareholder Proposals for the 2017 Annual Meeting of Shareholders

Any shareholder of the company desiring to include a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 in the company’s proxy statement for action at the 2017 annual meeting of shareholders must deliver the proposal to the executive offices of the company no later than December 12, 2016, unless the date of the 2017 annual meeting of shareholders is more than 30 days before or after May 18, 2017, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in the company’s 2017 proxy statement.

Under our bylaws, shareholder proposals not intended for inclusion in the company’s 2017 proxy statement pursuant to Rule 14a-8 but intended to be raised at the 2017 annual meeting of shareholders, including nominations for election of director(s) other than the board’s nominees, must be received no later than 90 days in advance of the 2017 annual meeting of shareholders and must comply with the procedural, informational and other requirements outlined in our bylaws.

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FIRST COMMUNITY CORPORATION

5455 Sunset Boulevard
Lexington, South Carolina 29072
www.firstcommunitysc.com

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF

FIRST COMMUNITY CORPORATION

To be held on May 18, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David K. Proctor and Joseph G. Sawyer, and each of them, as his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on May 18, 2016 at 11:00 a.m. local time, at Saluda Shoals Park, Environmental Center, 5605 Bush River Road, Columbia, South Carolina, 29212, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect five Class I directors to serve on the board of directors each for three-year terms; “for” Proposal No. 2 to approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding, advisory vote); and “for” Proposal No. 3 to ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accounting firm for the year ending December 31, 2016. This proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

1.	PROPOSAL to elect the following five director nominees to serve on the board of directors, each to serve a term as follows.

Class I Director Nominees – Terms Expiring at the 2019 Annual Meeting of Shareholders

Richard K. Bogan, MD	George H. Fann, Jr. DMD
Michael C. Crapps	J. Randolph Potter
Anita B. Easter

☐ FOR all nominees listed	☐ WITHHOLD AUTHORITY	☐ AGAINST
(except as marked to the contrary)	to vote for all nominees

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) in the space provided below.

2.	PROPOSAL to approve the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote).

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL to ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accounting firm for the year ending December 31, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	At their discretion upon such other matters as may properly come before the meeting.

Dated:

Signature of Shareholder(s)	Signature of Shareholder(s)

Print name clearly	Print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

INSTRUCTIONS FOR VOTING YOUR PROXY

Note that if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

We offer three alternative methods of voting this proxy:

•	By Telephone (using a touch-tone telephone): 1-800-579-1639
•	Through the Internet (using a browser) www.proxyvote.com
•	By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost- effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING Available until 11:59 p.m. Eastern Daylight Time on May 17, 2016, the day before the meeting date

•	This method of voting is available for residents of the U.S. and Canada
•	On a touch-tone telephone, call TOLL FREE 1-800-690-6903 24 hours a day, 7 days a week
•	In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions
•	Your vote will be confirmed and cast as you directed

INTERNET VOTING Available until 11:59 p.m. Eastern Daylight Time on May 17, 2016, the day before the meeting date

•	Visit the Internet voting website at www.proxyvote.com In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions
•	Your vote will be confirmed and cast as you directed
•	You will only incur your usual Internet charges

VOTING BY MAIL

•	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope
•	If you are voting by telephone or through the Internet, please do not return your proxy card

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. FIRST COMMUNITY CORPORATION 5455 SUNSET BLVD. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS LEXINGTON, SC 29072 ATTN: JOE SAWYER If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FO

R YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All The Board of Directors recommends you vote FOR Except” and write the number(s) of the nominee(s) on the line below. the following: 0 0 0 1. Class I Director Nominees Nominees 01 Richard K. Bogan, MD 02 Michael C. Crapps 03 Anita B. Easter 04 George H. Fann, Jr. DMD 05 J. Randolph Potter. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To approve the compensation of our named executive officers as disclosed in this proxy statement (this is a 0 0 0 non-binding, advisory vote). 3 To ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accounting firm 0 0 0 for the year ending December 31, 2016. NOTE: At their discretion upon such other matters as may properly come before the meeting. R1.0.1.25 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000276522_1 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice &‘‘

“Proxy Statement are available at www.proxyvote.com FIRST COMMUNITY CORPORATION Annual Meeting of Shareholders May 18, 2016 11:00 AM This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints David K. Proctor and Joseph G. Sawyer, and each of them, as his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on May 18, 2016 at Saluda Shoals Park, Environmental Center, 5605 Bush River Road, Columbia, SC 29212 at 11:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect five director nominees to serve on the board of directors; “for” Proposal No. 2 to approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding, advisory vote); and “for” Proposal No. 3 to ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accounting firm for the year ending December 31, 2016. This proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly R1.0.1.25 come before the meeting or any adjournment or postponement thereof. 0000276522_2 Continued and to be signed on reverse side